Filed Pursuant to Rule 433
Registration Statement No. 333-186695
November 19, 2013

Note: This free writing prospectus is being re-filed solely for the purpose of correcting a typographical error in the maturity date of the U.S. Treasury Benchmark for the 3.35% Senior Notes due 2023 included in the free writing prospectus filed with the Securities and Exchange Commission on November 18, 2013 pursuant to Rule 433.

Honeywell International Inc.

Pricing Term Sheet

Floating Rate Senior Notes due 2015

Issuer:	Honeywell International Inc.
Security Type:	SEC Registered
Principal Amount:	$700,000,000
Coupon:	Floating: Three-month USD LIBOR plus 0.05% per annum
Stated Maturity Date:	November 17, 2015
Issue Price:	100%
Trade Date:	November 18, 2013
Original Issue/Settlement Date	November 21, 2013
Interest Payment Dates:	February 17, May 17, August 17 and November 17 of each year, commencing February 17, 2014
CUSIP/ISIN:	438516BC9/US438516BC95
Expected Ratings:*	A2/A/A
Joint Bookrunners:	Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC RBS Securities Inc.
Senior Co-Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated
Co-Managers:

ANZ Securities, Inc.

Banca IMI S.p.A.

BBVA Securities Inc.

BNP Paribas Securities Corp.

BNY Mellon Capital Markets, LLC

HSBC Securities (USA) Inc.

Mizuho Securities USA Inc.

RBC Capital Markets, LLC

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

Standard Chartered Bank

TD Securities (USA) LLC

Wells Fargo Securities, LLC

The Williams Capital Group, L.P.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and the accompanying prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the accompanying prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the accompanying prospectus supplement if you request it by calling Deutsche Bank Securities Inc. at (800) 503-4611 (toll free), J.P. Morgan Securities LLC at (212) 834-4533 (toll free), Morgan Stanley & Co. LLC at (866) 718-1649 (toll free) or RBS Securities Inc. at (866) 884-2071 (toll free).

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

Honeywell International Inc.

Pricing Term Sheet
3.35% Senior Notes due 2023

Issuer:	Honeywell International Inc.
Security Type:	SEC Registered
Principal Amount:	$300,000,000
Coupon:	3.35%
Stated Maturity Date:	December 1, 2023
Issue Price:	99.384%
Yield to Maturity:	3.423%
US Treasury Benchmark:	2.750% November 15, 2023
US Treasury Yield:	2.673%
Spread to US Treasury:	75 bps
Trade Date:	November 18, 2013
Original Issue/Settlement Date	November 21, 2013
Interest Payment Dates:	June 1 and December 1 of each year, commencing June 1, 2014
CUSIP/ISIN:	438516BD7/US438516BD78
Make Whole Call:	T + 15 bps
Expected Ratings*:	A2/A/A
Joint Bookrunners:	Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC RBS Securities Inc.
Senior Co-Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated
Co-Managers:

ANZ Securities, Inc.

Banca IMI S.p.A.

BBVA Securities Inc.

BNP Paribas Securities Corp.

BNY Mellon Capital Markets, LLC

HSBC Securities (USA) Inc.

Mizuho Securities USA Inc.

RBC Capital Markets, LLC

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

Standard Chartered Bank

TD Securities (USA) LLC

Wells Fargo Securities, LLC

The Williams Capital Group, L.P.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and the accompanying prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the accompanying prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the accompanying prospectus supplement if you request it by calling Deutsche Bank Securities Inc. at (800) 503-4611 (toll free), J.P. Morgan Securities LLC at (212) 834-4533 (toll free), Morgan Stanley & Co. LLC at (866) 718-1649 (toll free) or RBS Securities Inc. at (866) 884-2071 (toll free).

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.